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                                  EXHIBIT 99(1)


TRINITY INDUSTRIES, INC.

NEWS RELEASE

                                        CONTACT:
                                        Jim Ivy
                                        Vice President, Chief Financial Officer
                                        214-589-8090


FOR IMMEDIATE RELEASE


                 Trinity Revises Outlook for Railcar Production


     Dallas - March 27, 2001 - Trinity Industries, Inc. (NYSE: TRN) continues to take steps to reduce its U.S. railcar production in response to a decrease in the cyclical demand for North American railcars. Previously, Trinity announced they expected fiscal 2002 railcar production to be between 10,000 - 12,000 units. Tim Wallace, Trinity's Chairman, President & CEO said, "As we compare the current industry order levels with our backlogs and production volumes, we see a need to lower our projections for our North American railcar production during our next fiscal year. We have firm orders in our backlog which support a production level between 2500-3000 new railcars during our first fiscal quarter beginning April lst. At this point, we are anticipating we will reduce our quarterly production levels 15-20% by the beginning of our second quarter." Trinity is continuing to take steps to downsize their rail related operations as well as exit non-profitable railcar product lines. "We will continue to monitor our order levels and flex with the demands of the market. As we reduce our production, we are placing existing orders in our lowest cost facilities," Wallace further said.

     In connection with these reductions and the declining condition of the North American railcar market, Trinity expects to record charges of approximately $17 million primarily for severance and asset write-downs. Trinity had previously announced a fourth quarter charge of approximately $8 million related to exiting the concrete mixer and concrete batch plant business. Operating results for the fourth quarter ending March 31, 2001, excluding the $8 million and $17 million charges mentioned above, are presently expected to be a small loss. Final results will be announced, including more details on unusual charges, in the Company's normal year-end conference call. The


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company believes it is premature to revise their previous projection for fiscal
2002 earnings of $1.20 to $1.50 per share, but anticipates they will be in the lower end of the range unless industry railcar order levels improve.

     Trinity Industries, Inc., with headquarters in Dallas, Texas, is one of the nation's leading diversified industrial companies. Trinity operates through six principal business segments: a Railcar Group, an Inland Barge Group, a Parts and Services Group, a Highway Construction Products Group, a Concrete and Aggregate Group, and an Industrial Group. Trinity's web site may be accessed at http://www.trin.net.

     This news release contains "forward looking statements" as defined by the Private Securities Litigation Reform Act of 1995 and includes statements as to expectations, beliefs and future financial performance, or assumptions underlying or concerning matters herein. These statements that are not historical facts are looking forward. Readers are directed to Trinity's Form 10-K and other SEC filings for a description of certain of the business issues and risks, a change in any of which could cause actual results or outcomes to differ materially from those expressed in the forward looking statements. Any forward looking statement speaks only as of the date on which such statement is made. Trinity undertakes no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which such statement is made.



                                      END